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As filed with the Securities and Exchange Commission on March 16, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BOISE CASCADE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0100960 (I.R.S. Employer Identification No.)
1111 West Jefferson Street P.O. Box 50 Boise, Idaho (Address of principal executive offices)	83728-0001 (Zip Code)

OFFICEMAX, INC. SAVINGS PLAN
OFFICEMAX, INC. EXECUTIVE SAVINGS DEFERRAL PLAN II
(Full title of the plans)

JOHN W. HOLLERAN
Senior Vice President, Human Resources, and General Counsel
Boise Cascade Corporation
P.O. Box 50
Boise, Idaho 83728-0001
(Name and address of agent for service)

208/384-6161
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

OfficeMax, Inc. Savings Plan
Common Stock, $2.50 par value	500,000 shares(1)	$31.39(2)	$15,695,000	$1,988.56
Common Stock Purchase Rights(3)	500,000 shares	N/A	N/A	N/A

OfficeMax, Inc. Executive Savings Deferral Plan II Deferred Compensation Obligations(4)	N/A	100%(5)	$250,000	$31.68

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the OfficeMax, Inc. Savings Plan, as amended (the "Savings Plan").

(2)
Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of a share of Boise common stock, $2.50 par value, as reported on the New York Stock Exchange—Composite Transactions System on March 15, 2004.

(3)
The Common Stock Purchase Rights are evidenced by certificates for shares of common stock and automatically trade with the common stock.

(4)
The Deferred Compensation Obligations are unsecured obligations of OfficeMax, Inc., Boise's wholly owned subsidiary, to pay deferred compensation in the future in accordance with the terms of the OfficeMax, Inc. Executive Savings Deferral Plan II (the "Deferral Plan").

(5)
Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rule 457(h).

Part I
Information Required in the Section 10(a) Prospectus

        The SEC permits us to omit from this registration statement the information required under Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) of Form S-8. We deliver documents containing this information to our plan participants in accordance with Rule 428 under the Securities Act of 1933.

Part II
Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

        The SEC allows us to "incorporate by reference" the information we file with them. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this registration statement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 2, 2004;

  2.
  Definitive Proxy Statement dated March 8, 2004, filed with the SEC on March 2, 2004, and used in connection with the Annual Meeting of Shareholders to be held on April 15, 2004;

  3.
  The description of the company's common stock which appears on pages 19 to 22 of its Registration Statement on Form 10 filed with the SEC on April 5, 1965, and in the amendments thereto on Form 8 dated May 24, 1965, and March 4, 1986; and

  4.
  The description of the company's Common Stock Purchase Rights contained in the Form 8-A filed by the company on November 25, 1998, and any amendment or report filed with the SEC relating to the company's rights agreement.

        The Savings Plan hereby incorporates by reference its Annual Report on Form 11-K for the year ended December 31, 2002, as filed on June 27, 2003, with the SEC pursuant to the Securities Exchange Act of 1934.

        You may request a copy of these filings, at no cost, by contacting us at the following:

Investor Relations Department
Boise Cascade Corporation
P.O. Box 50
Boise, Idaho 83728-0001
208/384-6390
e-mail: bcweb@bc.com

Item 4.    Description of Securities

        The following description of the Deferred Compensation Obligations registered under this registration statement is qualified by reference to the Deferral Plan. A copy of the Deferral Plan is filed as Exhibit 4.2 to this registration statement.

        The Deferral Plan provides eligible employees the opportunity to elect to defer compensation. The Deferred Compensation Obligations will be unsecured general obligations of OfficeMax, Inc. ("OfficeMax") to pay deferred compensation and matching contributions to participants in the future in accordance with the terms of the Deferral Plan. As such, these Deferred Compensation Obligations will in all events remain subject to the claims of OfficeMax's general creditors. The Deferred Compensation Obligations will be payable from the general assets of OfficeMax; provided, however, that if OfficeMax has established a trust to fund all or any part of the benefits under the Deferral Plan, payments by the trust will be made only to the extent there are assets in the trust and any payment due under the Deferral Plan that is not paid by the trust will be paid by OfficeMax from its general assets. OfficeMax is not required to establish a trust. OfficeMax has, however, currently established a trust and appointed Reliance Trust Company as the trustee.

        The amount of compensation to be deferred by each participant will be determined based on elections made by the participant in accordance with the terms of the Deferral Plan. The Deferred Compensation Obligations will be payable on the date or dates, and in the manner, selected by each participant in accordance with the terms of the Deferral Plan. OfficeMax will credit to the participant's account an amount equal to OfficeMax's matching contribution as determined in accordance with the terms of the Deferral Plan. A participant will be vested in OfficeMax's matching contributions in varying percentages over a three-year period in accordance with the terms of the Deferral Plan. A participant is always one hundred percent vested in all amounts of deferred compensation credited to his or her account.

        The compensation deferred and matching contributions under the Deferral Plan will accrue earnings as if held in the funds that the participant has selected under the Deferral Plan. The investment funds generally mirror the funds available under the Savings Plan. Although the participant's deferred compensation is not actually invested in the investment funds, the returns on the deferred compensation will be calculated as if it was actually held in the investment funds. One of the investment options under the Savings Plan is the Boise Common Share Fund, pursuant to which funds are invested in common stock. A participant's account will be credited quarterly, or more frequently as determined by the committee designated by the board of directors to administer the Deferral Plan, to reflect the investment return on the deferred compensation and matching contributions based on the participant's elections.

        Prior to the applicable payment date or dates elected by the participant, and without considering the effect of any change in control or termination pursuant to the terms of the Deferral Plan, the Deferred Compensation Obligations are not subject to redemption, either in whole or in part, at the option of OfficeMax or through operation of a mandatory or optional sinking fund or analogous provision.

        The Deferred Compensation Obligations are not convertible into any security of Boise or OfficeMax. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of OfficeMax. No trustee has been appointed having the authority to take action on behalf of the participants, and each participant will be responsible for acting independently with respect to, among other things, the making of elections and giving of notices.

        No amounts payable under the Deferral Plan may be assigned, pledged, mortgaged, or hypothecated, and, to the extent permitted by law, no such amounts are subject to legal process or attachment for the payment of any claims against any person entitled to receive the payments.

        OfficeMax's board of directors has the right to amend or terminate the Deferral Plan at any time. A participant's accrued benefits at the time of any amendment, suspension, or termination of the Deferral Plan cannot be reduced.

Item 5.    Interests of Named Experts and Counsel

        The consolidated balance sheets of the company and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, have been incorporated herein by reference to the company's Annual Report on Form 10-K for the year ended December 31, 2003, in reliance upon the report of KPMG LLP, independent accountants, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        KPMG's report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143 and No. 148, Financial Accounting Standards Board's (FASB) Emerging Issues Task Force Issue No. 02-16, and FASB Interpretation No. 46, as revised, effective in 2003. KPMG's report also refers to the adoption of SFAS No. 142, effective in 2002.

        The statement of net assets available for plan benefits of the Savings Plan as of December 31, 2002, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and supplemental schedules have been incorporated herein by reference to the Savings Plan's Annual Report on Form 11-K for the year ended December 31, 2002, in reliance upon the report of KPMG LLP, independent accountants, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The legality of the issuance of the Common Stock is being passed upon for us by John W. Holleran, our Senior Vice President, Human Resources, and General Counsel. As of February 27, 2004, Mr. Holleran was the beneficial owner of 65,573.2546 shares of our common stock and 1,282.8438 shares of our Convertible Preferred Stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under a company stock option plan and holds stock units under the 2001 Key Executive Deferred Compensation Plan.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes the company to indemnify its directors and officers under specified circumstances. Our Restated Certificate of Incorporation and Bylaws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers, and employees against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees. The company has agreements with each director to indemnify him or her to the fullest extent permitted by Delaware law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933. These provisions are, therefore, unenforceable.

        Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been directors or officers.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

Item 9.    Undertakings

        Boise hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  Not applicable.

  (ii)
  Not applicable.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  Not applicable.

  5.
  Boise hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Boise's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  6.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Boise pursuant to the foregoing provisions, or otherwise, Boise has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Boise of expenses incurred or paid by a director, officer, or controlling person of Boise in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Boise will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Power of Attorney

        Each person whose signature appears below appoints George J. Harad and John W. Holleran, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and other documents, any and all amendments (including post-effective amendments) to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, Boise certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, state of Idaho, on March 16, 2004.

BOISE CASCADE CORPORATION
By	/s/ GEORGE J. HARAD George J. Harad Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 16, 2004.

Signature	Title

/s/ GEORGE J. HARAD George J. Harad	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ THEODORE CRUMLEY Theodore Crumley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ THOMAS E. CARLILE Thomas E. Carlile	Vice President and Controller (Principal Accounting Officer)

Signature	Title

/s/ GEORGE J. HARAD George J. Harad	Director
/s/ CLAIRE S. FARLEY Claire S. Farley	Director
/s/ RAKESH GANGWAL Rakesh Gangwal	Director
/s/ RICHARD R. GOODMANSON Richard R. Goodmanson	Director
/s/ EDWARD E. HAGENLOCKER Edward E. Hagenlocker	Director
/s/ DONALD S. MACDONALD Donald S. Macdonald	Director
/s/ GARY G. MICHAEL Gary G. Michael	Director
/s/ A. WILLIAM REYNOLDS A. William Reynolds	Director
/s/ FRANCESCA RUIZ DE LUZURIAGA Francesca Ruiz de Luzuriaga	Director
/s/ JANE E. SHAW Jane E. Shaw	Director
/s/ FRANK A. SHRONTZ Frank A. Shrontz	Director
/s/ CAROLYN M. TICKNOR Carolyn M. Ticknor	Director
/s/ WARD W. WOODS, JR. Ward W. Woods, Jr.	Director
Dated: March 16, 2004

        Pursuant to the requirements of the Securities Act of 1933, the OfficeMax, Inc. Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and the State of Illinois, on March 16, 2004.

OFFICEMAX, INC. SAVINGS PLAN
By:	/s/ JEFF JOHNSON Title: Vice President, Compensation, Benefits & HRIS

INDEX TO EXHIBITS

Filed with Registration Statement on Form S-8

Number	Description
4.1*	OfficeMax, Inc. Savings Plan, as amended
4.2*	OfficeMax, Inc. Executive Savings Deferral Plan II
5*	Opinion of John W. Holleran, Senior Vice President, Human Resources, and General Counsel

Registrant has a determination letter dated December 4, 2003, for the OfficeMax, Inc. Savings Plan which predates the acquisition of OfficeMax, Inc. by a subsidiary of Registrant and related amendments to the Savings Plan. Registrant will submit the OfficeMax, Inc. Savings Plan, as amended, to the Internal Revenue Service in a timely manner and will make all changes required by the IRS in order to maintain the tax-qualified status of the Savings Plan.
23.1*	Independent Accountants' Consent
23.2*	Independent Accountants' Consent
23.3*	Consent of Counsel (included in Exhibit 5)
24*	Power of Attorney (included on signature page)

*
Filed with this Form S-8

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Part I Information Required in the Section 10(a) Prospectus
Part II Information Required in the Registration Statement
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
Power of Attorney
Signatures
INDEX TO EXHIBITS Filed with Registration Statement on Form S-8